Exhibit 99.4
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and capital resources of Ralcorp Holdings, Inc. This discussion should be read in conjunction with the financial statements under Item 1 and the CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS under this Item 2. The terms “our,” “we,” “Company,” and “Ralcorp” as used herein refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries. The terms “base business” and “base businesses” as used herein refer to businesses that were owned by Ralcorp (and therefore included in our operating results) for the entire duration of each of the periods presented (i.e., excluding businesses acquired since the beginning of the comparative period of the prior fiscal year). We have included financial measures for our base businesses (such as sales growth excluding acquisitions) because they provide useful and comparable trend information regarding the results of those businesses without the effects of incremental results from recent acquisitions.
RESULTS OF OPERATIONS
Consolidated
The following table summarizes key data (in millions of dollars, except for percentage data as indicated) that we believe is important for you to note as you read the consolidated results analysis discussions below. In addition, please refer to Note 16 to the financial statements under Item 1 for data regarding net sales and profit contribution by segment.

	Three Months Ended
	December 31,
	2009	2008
Net earnings	67.2	65.5
Net sales	991.9	968.2
Cost of products sold as % of net sales	72.5%	74.6%
SG&A as % of net sales	14.1%	15.2%
Interest expense, net	(26.5)	(26.3)
Gain on forward sale contracts (Vail)	—	22.5
Gain on sale of securities (Vail)	—	15.8
Post Foods transition and integration costs	(.6)	(7.1)
Effective income tax rate	36.4%	37.2%
Equity in loss of Vail Resorts, Inc.	—	(6.4)
Net earnings for the quarter ended December 31, 2009 have been positively impacted by lower raw material costs and the acquisition of Harvest Manor Farms in March 2009, but negatively impacted by unfavorable pricing variances. Earnings in the prior year included net gains related to our investment in Vail Resorts, Inc. As of September 30, 2009, all interests in Vail Resorts had been liquidated. More detailed discussion and analysis of these and other factors follows.
Net sales for the first quarter grew 2% from a year ago, largely due to $53.8 million from Harvest Manor Farms. Excluding sales from this acquisition, our base business net sales decreased 3% from the prior year level. Base business sale volume was down 1%, and selling prices were reduced in several product categories as a result of contract terms or competitive pressures. Overall, pricing variances reduced net sales by approximately $15 million for the quarter. Note the net sales comparisons by segment in Note 16 under Item 1, and refer to the segment discussions below for more detailed information about factors affecting net sales.
Cost of products sold decreased as a percentage of net sales, primarily due to lower input costs in the first quarter compared to prior year. Compared to the corresponding period last year, changes in unit costs lowered overall ingredient and packaging costs, net of the impacts of our hedging and forward purchase strategies, by approximately $38 million for the first quarter of fiscal 2010. For the first quarter of fiscal 2009, these costs had been unfavorable by approximately $52 million. Refer to the segment discussions below for more information.
Selling, general and administrative expenses (“SG&A”) decreased as a percentage of net sales. The decrease is largely due to the reduction in Post Foods transition and integration costs and a favorable impact from foreign currency exchange contracts.

Interest expense increased slightly as a result of higher interest rates partially offset by lower debt levels. The weighted average interest rate on all of the Company’s outstanding debt was 6.4% and 6.0% in the first quarter of fiscal 2010 and 2009, respectively.
Gain on forward sale contracts — Net earnings during the three months ended December 31, 2008 were affected by non-cash gains on forward sale contracts related to some of our shares of Vail Resorts, Inc. As discussed further below, all contracts were settled during fiscal 2009. The contracts included a collar on the Vail stock price and the prepayment of proceeds at a discount (whereby Ralcorp received a total of $140.0 million). Gains or losses on the contracts were immediately recognized in earnings. For more information on these contracts, see Note 4 under Item 1.
Gain on sale of securities — Results for the quarter ended December 31, 2008 included a gain on the sale of 891,600 shares of Vail Resorts, Inc., including 890,000 shares delivered in settlement of forward sale contracts, as discussed above. The gain represents the difference between the $15.0 million book value of the shares and the $30.8 million net proceeds (primarily received on a discounted basis at the inception of the related forward sale contracts).
Post Foods transition and integration costs — As planned, Ralcorp has continued to incur costs related to transitioning Post Foods into Ralcorp’s operations, albeit at a much lower level than in the prior year. Costs relate to integration projects including decoupling the cereal assets of Post Foods from those of Kraft Foods Inc. (the former owner), developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for Post Foods, and other significant integration undertakings. While a portion of those costs are capitalized, the expense portion totaled $.6 million and $7.1 million in the three months ended December 31, 2009 and 2008, respectively.
Income taxes — The timing of certain tax adjustments last year increased our effective tax rate slightly in the quarter ended December 31, 2008.
Equity in loss of Vail Resorts, Inc. — Until June of 2009, Ralcorp accounted for its former investment in Vail Resorts, Inc. (NYSE: MTN) using the equity method. Vail Resorts operates on a fiscal year ending July 31; therefore, we reported our portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. Related deferred taxes were provided at approximately 36%.
Branded Cereal Products
Net sales in the Branded Cereal Products segment (Post Foods) were down 4% for the first quarter. The decrease was driven by volume declines and lower net selling prices. The following table shows year-over-year sales volume changes by product category.

Branded ready-to-eat (RTE) cereal	-2%
Co-manufacturing	-100%
Total	-3%
Although branded RTE volume declined as a result of continued competitive promotional activity in the category, the amount of the decline was less than experienced in the second half of fiscal 2009. The prior year’s first quarter co-manufacturing projects (products produced for other branded companies) were not recurring, accounting for $5.3 million of the current quarter’s comparative sales dollar decline.
The segment’s profit contribution decreased compared to the prior year first quarter as a result of the sales volume declines and higher promotional costs, largely offset by lower raw material costs (grains, fruits, and nuts). In addition, SG&A costs were favorable due to the completion of many components of the Post transition and integration and to a small reduction in advertising.

Other Cereal Products
Net sales in the Other Cereal Products segment were up 1% for the first quarter. The increase was driven by the effects of product mix and slightly favorable selling prices, largely offset by an overall volume decline. The following table shows year-over-year sales volume changes by product category.

Private label ready-to-eat cereal	0%
Hot cereal	-7%
Nutritional bars	4%
Co-manufacturing	-63%
Other minor categories	9%
Total	-6%
In co-manufacturing, the prior year’s first quarter included significant hot cereal volume which was not recurring, driving most of the noted volume decline. In addition, other co-manufacturing volume decreased as a result of the end or decline of several production contracts. The total co-manufacturing volume change resulted in a sales dollar decline of $3.2 million for the quarter. The decrease in hot cereal volume was primarily due to the loss of lower margin business a year ago in a competitive bid.
The segment’s profit contribution increased compared to the prior year first quarter as a result of lower raw material and freight costs, partially offset by higher SG&A expenses. The most notable raw material cost decreases occurred in oats, wheat, and corn. SG&A costs increased primarily as a result of distribution network changes and process improvement projects.
Snacks, Sauces & Spreads
For the three months ended December 31, 2009, net sales for the Snacks, Sauces & Spreads segment increased 13%, due to approximately $53.8 million of sales from Harvest Manor Farms, acquired at the end of March 2009. Net sales of the base business decreased 4% from last year’s first quarter as a result of selling price decreases and product mix, partially offset by the effects of a net volume increase from last year. Volume changes by product category (excluding Harvest Manor Farms) are shown in the following table.

Nuts	-3%
Crackers	-5%
Cookies	-9%
Peanut butter	8%
Preserves & jellies	3%
Table syrup	-5%
Chips	4%
Spoonable & pourable salad dressings	2%
Co-manufacturing	44%
Other minor categories	6%
Total	1%
For categories with lower volumes, the declines are primarily attributable to management’s decision to exit certain low margin business a year ago. The increase in peanut butter sales volume was largely due to new business with an existing major customer. The increase in co-manufacturing volume, which was the result of new projects as well as increased volumes of continuing projects, added approximately $7.1 million to net sales.
The segment’s profit contribution was 60% higher than last year as a result of profits from Harvest Manor Farms, lower raw material, freight, and production costs, partially offset by lower selling prices, an unfavorable product mix, and higher SG&A compensation costs. Raw material cost differences in the segment were driven by oils, nuts, wheat products, and fruits.

Frozen Bakery Products
In the Frozen Bakery Products segment, net sales for the first quarter of fiscal 2010 were down as a result of lower pricing and product mix. The following table shows approximate sales volume changes from the corresponding period of fiscal 2009 by sales channel.

Foodservice	-7%
In-store bakery (ISB)	-1%
Retail	15%
Total	-1%
The segment’s sales were negatively impacted by general economic conditions. Sales volume in the foodservice channel was down in most product categories due to lower restaurant traffic at our casual-themed national customers and the loss of a major customer due to pricing actions. In addition, pricing in the foodservice channel was lower, largely in accordance with certain contract treatment of commodity costs. While volume in the in-store bakery channel was down only slightly, ISB net sales declined 8% from the prior year due to a shift in product mix to more frozen dough products from value-added products such as breads, as well as lower pricing. The retail channel reported strong volume gains in addition to slight pricing increases, partially offset by a shift in sales mix. The increase in retail volume is attributable to a new customer, increased distribution with other customers, and waffle supply difficulties at a major competitor.
The segment’s profit contribution was up 76% for the quarter as a result of favorable raw material and freight costs, improvements in trailer utilization and distribution patterns and favorable foreign exchange contracts, partially offset by lower pricing. The favorability in raw material costs was driven by flour, oil, and eggs.
LIQUIDITY AND CAPITAL RESOURCES
Historically, we have funded operating needs by generating positive cash flows through operations. We expect to continue generating operating cash flows through our mix of businesses and expect that short-term and long-term liquidity requirements will be met through a combination of operating cash flows and strategic use of borrowings under committed and uncommitted credit arrangements. To help ensure sufficient liquidity, we continue to monitor market events and the financial institutions associated with our credit facilities, including monitoring credit ratings and outlooks, capital raising and merger activity.
Capital resources remained strong at December 31, 2009, with total shareholders’ equity of $2,675.8 million and a long-term debt (including current maturities) to total capital (which is the total of long-term debt and total shareholders’ equity) ratio of 37%, compared with corresponding figures for September 30, 2009 of $2,705.6 million and 37%. Working capital, excluding cash and cash equivalents, increased to $212.9 million at December 31, 2009, from $192.4 million at September 30, 2009, primarily as a result of the effects of the timing of payments versus accruals, partially offset by the effect of the timing of sales.
Cash provided by operating activities was $120.9 million through three months of fiscal 2010 compared to $121.8 million in last year’s first three months. The improved profitability of our food businesses was offset by a reduction in cash flows related to our receivables sale agreement (see Note 9 under Item 1). Net proceeds received from the sale of beneficial interests in accounts receivable was zero during the first quarter of fiscal 2010 compared with $25 million a year ago.
During the quarter ended December 31, 2009, we repurchased two million shares of Ralcorp common stock for $115.5, repaid $29.0 million of our Fixed Rate Senior Notes, Series B, and $10.7 million of Series D, as scheduled, and paid off the remaining $50.0 million of our Floating Rate Senior Notes, Series G prior to its maturity date of February 2011. As a result, our cash reserves decreased from $282.8 million as of September 30, 2009 to $151.8 million as of December 31, 2009. During the next twelve months, another $29.0 million of Series B, $10.7 million of Series D, and the $5.6 million IRB are scheduled to be repaid. In addition, capital expenditures for fiscal 2010 are expected to total approximately $125 million (of which $22.5 million was spent during the first quarter). With $400 million available under our revolving credit agreement and over $150 million of cash on hand as of December 31, 2009, we remain well positioned to meet these upcoming cash needs.
All of our notes provide that, if we elect to pay additional interest, our ratio of “Total Debt” to “Adjusted EBITDA” (each term as defined in the debt agreements) may exceed the 3.5 to 1 limit, but be no greater than 4 to 1, for a period not to exceed 12 consecutive months. As of December 31, 2009, that ratio was 2.3 to 1, and we were also in compliance with all other debt covenants. As previously reported, during 2009 we earned ratings of Baa3 from Moody’s and BBB- from Standard & Poor’s, which provides us even greater flexibility to execute current and future business strategies by giving us access to the investment-grade bond market.

OUTLOOK
Within our Annual Report on Form 10-K for the year ended September 30, 2009, we provided a discussion of the outlook for the Company, including specific factors and trends affecting our businesses. We believe the outlook comments contained within that document are still appropriate, except as updated by the following paragraphs.
After years of significant increases in overall raw material costs (with an impact of approximately $150 million in fiscal 2008 and $70 million in fiscal 2009, including approximately $50 million in the quarter ended December 31, 2008), changes in unit costs lowered overall raw material cost by approximately $38 million for the first quarter of fiscal 2010 compared to the same period in the prior year. We also expect our second quarter costs to be favorable compared to last year, but to a lesser extent. We currently anticipate costs in the last six months of fiscal 2010 to be greater than those in the second half of the prior year, especially for sweeteners, cocoa, dairy products, and certain tree nuts.
In response to changes in tax laws, during the second quarter of fiscal 2010, the Company restructured its legal entities in Canada. Effective February 1, 2010, the result will be to eliminate certain tax benefits to which the Company has been entitled. These tax benefits reduced our overall effective tax rate by approximately 0.6% for fiscal 2009 and for the three months ended December 31, 2009.
The Company has been incurring costs to transition and integrate Post Foods operations, acquired August 4, 2008, into Ralcorp. Although these costs have declined recently, they will likely continue through fiscal 2010 as a result of the revision of Post UPC labels to reflect the change in ownership, continuing systems implementations, and other integration projects.
RECENTLY ISSUED ACCOUNTING STANDARDS
In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) 141(R), “Business Combinations,” now included in Accounting Standards Codification (ASC) Topic 805, “Business Combinations.” This Statement establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of business combinations. This Statement is effective for acquisitions completed after the beginning of Ralcorp’s 2010 fiscal year.
Issued in December 2009, Accounting Standards Update (ASU) No. 2009-16 amends the ASC for the issuance of FAS 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140.” The amendments in this ASU improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. Also issued in December 2009, ASU 2009-17 amends the ASC for the issuance of FAS 167, “Amendments to FASB Interpretation No. 46(R).” The amendments in this ASU replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this ASU also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. These ASUs are effective for Ralcorp’s 2011 fiscal year. We are still evaluating the impact, but despite required modifications of disclosures and presentations of amounts related to the Company’s sale of accounts receivable, we currently do not expect the adoption of these amendments to have a material impact on the Company’s financial statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
There have been no material changes to our critical accounting policies and estimates during the three months ended December 31, 2009.
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Report. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this Report. Our results of operations and financial condition may differ materially from those in the forward-looking statements. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. Those risks and uncertainties include but are not limited to the following:
•	Our ability to effectively manage the growth from acquisitions or continue to make acquisitions at the rate at which we have been acquiring in the past.

•	Significant increases in the costs of certain commodities, packaging or energy used to manufacture our products.

•	Allegations that our products cause injury or illness, product recalls and product liability claims and other litigation.

•	Our ability to continue to compete in our business segments and our ability to retain our market position.

•	Our ability to maintain a meaningful price gap between our products and those of our competitors, successfully introduce new products or successfully manage costs across all parts of the Company.

•	Our ability to successfully implement business strategies to reduce costs.

•	The loss of a significant customer.

•	Our ability to service our outstanding debt or obtain additional financing.

•	Disruptions in the U.S. and global capital and credit markets.

•	Fluctuations in the Canadian Dollar exchange rate.

•	The termination or expiration of current co-manufacturing agreements.

•	Consolidations among the retail grocery and foodservice industries.

•	Change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business.

•	Labor strikes or work stoppages by our employees.

•	Impairment in the carrying value of goodwill or other intangibles.

•	Changes in weather conditions, natural disasters and other events beyond our control.
These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this document. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.